Exhibit 10.1

Funding Agreement
By and Between
Biohaven Pharmaceutical Holding Company Ltd.
and
    RPI 2019 Intermediate Finance Trust
Dated as of August 7, 2020

TABLE OF CONTENTS
Page
ARTICLE 1 PURCHASE, SALE AND ASSIGNMENT OF THE REVENUE PARTICIPATION RIGHT    1
Section 1.1    Purchase, Sale and Assignment    1
Section 1.2    Initial Purchase Price    1
Section 1.3    No Assumed Obligations, Etc.    1
Section 1.4    Series B Preferred Share Purchase Agreement    1
Section 1.5    2018 Funding Agreement Amendment    2
Section 1.6    Buy-Back Option    2
ARTICLE 2 CLOSING; PAYMENT OF CLOSING FUNDING AND REMAINDER    3
Section 2.1    Closing    3
Section 2.2    Payment of Initial Purchase Price    3
Section 2.3    Payment of Additional Funding    3
ARTICLE 3 REPRESENTATIONS AND WARRANTIES    4
Section 3.1    Seller’s Representations and Warranties    4
Section 3.2    Buyer’s Representations and Warranties    9
Section 3.3    No Implied Representations and Warranties    10
ARTICLE 4 CONDITIONS TO CLOSING    11
Section 4.1    Conditions to the Buyer’s Obligations    11
Section 4.2    Conditions to the Seller’s Obligations    12
ARTICLE 5 COVENANTS    13
Section 5.1    Reporting    13
Section 5.2    Participation Payments; Revenue Participation Report    14
Section 5.3    Disclosures    15
Section 5.4    Inspections and Audits of the Seller    15
Section 5.5    Intellectual Property Matters.    16
Section 5.6    Efforts to Complete Clinical Trials and Commercialize the Products    17
Section 5.7    Efforts to Consummate Transactions    18
Section 5.8    Further Assurances    18
Section 5.9    In-Licenses    18
Section 5.10    Out-Licenses.    18
Section 5.11    Negative Pledge; Preservation of Assets; Acceleration Event    19
ARTICLE 6 INDEMNIFICATION    20
Section 6.1    General Indemnity    20
Section 6.2    Notice of Claims    20
Section 6.3    Limitations on Liability    21
Section 6.4    Exclusive Remedy    21
ARTICLE 7 CONFIDENTIALITY    21
Section 7.1    Confidentiality    21
Section 7.2    Authorized Disclosure    22
ARTICLE 8 TERMINATION    23
Section 8.1    Mutual Termination    23
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Section 8.2    Automatic Termination    23
Section 8.3    Termination Upon Buy-Back Option    23
Section 8.4    Survival    23
ARTICLE 9 MISCELLANEOUS    23
Section 9.1    Definitions    23
Section 9.2    Certain Interpretations    37
Section 9.3    Headings    37
Section 9.4    Notices    37
Section 9.5    Expenses    38
Section 9.6    Assignment    38
Section 9.7    Amendment and Waiver.    39
Section 9.8    Entire Agreement    39
Section 9.9    No Third Party Beneficiaries    39
Section 9.10    Governing Law    39
Section 9.11    Jurisdiction; Venue.    39
Section 9.12    Severability    40
Section 9.13    Specific Performance    40
Section 9.14    Counterparts    41
Section 9.15    Relationship of the Parties    41
Section 9.16    Trustee Capacity of Wilmington Trust, National Association    41

Index of Exhibits, Schedules and Annexes
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Exhibit A:    Series B Preferred Share Purchase Agreement
Exhibit B:    2018 Funding Agreement Amendment
Exhibit C:    Form of Opinion of Cooley LLP
Exhibit D:    Form of Opinion of Maples and Calder
Exhibit E:    Revenue Participation Report
Exhibit F:    Valuation Procedures

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FUNDING AGREEMENT
This FUNDING AGREEMENT, dated as of August 7, 2020 (this “Agreement”), is made and entered into by and between RPI 2019 Intermediate Finance Trust, a Delaware statutory trust (the “Buyer”), and Biohaven Pharmaceutical Holding Company Ltd., a business company organized under the laws of the British Virgin Islands (the “Seller”).
W I T N E S S E T H:
WHEREAS, the Seller desires additional funding to, among other things, develop and commercialize the Products and the Buyer desires, on the terms and conditions set forth herein, to provide the Seller with additional funding for such purposes; and
WHEREAS, the Buyer desires to purchase the Revenue Participation and Milestone Right from the Seller in exchange for payment of the Product Funding, and the Seller desires to sell the Revenue Participation and Milestone Right to the Buyer in exchange for the Buyer’s payment of the Product Funding, in each case, on the terms and conditions set forth in this Agreement.
NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Seller and the Buyer hereby agree as follows:
ARTICLE 1.
PURCHASE, SALE AND ASSIGNMENT OF THE REVENUE PARTICIPATION RIGHT
Section a.Purchase, Sale and Assignment
. At the Closing and upon the terms and subject to the conditions of this Agreement, the Seller shall sell, transfer, assign and convey to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, the Revenue Participation and Milestone Right, free and clear of all Liens.
Section b.Initial Purchase Price
. At the Closing and upon the terms and subject to the conditions of this Agreement, the purchase price to be paid as consideration to the Seller for the sale, transfer, assignment and conveyance of the Revenue Participation and Milestone Right to the Buyer is One Hundred and Fifty Million Dollars ($150,000,000) in cash (the “Initial Purchase Price”).
Section c.No Assumed Obligations, Etc.
Notwithstanding any provision in this Agreement to the contrary, the Buyer is only agreeing, on the terms and conditions set forth in this Agreement, to purchase, acquire and accept the Revenue Participation and Milestone Right and is not assuming any liability or obligation of the Seller of whatever nature, whether presently in existence or arising or asserted hereafter.

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Section d.Series B Preferred Share Purchase Agreement
. Simultaneous with the execution and delivery of this Agreement, the Seller and the Buyer shall each deliver to the other party hereto a duly executed Series B Preferred Share Purchase Agreement, by and between the Seller and the Buyer, in the form attached hereto as Exhibit A (the “Series B Preferred Share Purchase Agreement”).

Section e.2018 Funding Agreement Amendment
. Simultaneous with the execution and delivery of this Agreement, the Seller Entities (on behalf of themselves) and the Buyer (on behalf of RPIFT) shall each deliver to the other party hereto a duly executed Amendment No. 1 to that certain Funding Agreement, dated June 18, 2018, by and between the Seller and RPIFT (the “2018 Funding Agreement”), in the form attached hereto as Exhibit B (the “2018 Funding Agreement Amendment”).

Section f.Buy-Back Option
; Acceleration of Milestones.
(a)If at any time during the Buy-Back Window, the Seller enters into a definitive agreement to consummate a Change of Control, the Seller shall have the option (the “Buy-Back Option”) to repurchase from the Buyer one hundred percent (100%) of the Revenue Participation and Milestone Right that will become due (and, if applicable, are due) pursuant to Section 5.2(a), Section 5.2(b) and Section 5.2(e) for a purchase price equal to two hundred percent (200%) of the Paid Product Funding (determined as of the date of consummation of such Change of Control) (the “Buy-Back Price”). Seller may exercise the Buy-Back Option once only and solely during the Option Exercise Period, by delivering to the Buyer notice thereof (the “Buy-Back Notice”). Exercise of the Buy-Back Option shall be irrevocable. Seller’s obligation to consummate the repurchase of the Revenue Participation and Milestone Right following the exercise of the Buy-Back Option shall be contingent upon the consummation of either (i) such Change of Control (the “Original Transaction”) or (ii) a Change of Control pursuant to a definitive agreement entered into with a third party prior to, concurrently with or promptly following the termination of the definitive agreement in respect of the Original Transaction (a “Topping Transaction”, and collectively with the Original Transaction, a “COC Transaction”); if neither the Original Transaction nor a Topping Transaction is consummated, the exercise of the Buy-Back Option shall be void and the Seller shall have no right to exercise the Buy-Back Option in the future. If the Seller exercises the Buy-Back Option, Seller shall, on or before following the consummation of a COC Transaction, purchase from the Buyer all of Buyer’s rights to the Revenue Participation and Milestone Right that will become due (and, if applicable, are due) for the Buy-Back Price. The payment of the Buy-Back Price shall be made by wire transfer of immediately available funds to one or more accounts specified by the Buyer or, if not timely designated by Buyer, to the account to which payments under the Revenue Participation and Milestone Right were transmitted or are to be transmitted pursuant to Section 5.2. Upon Buyer’s receipt of the Buy-Back Price, (a) all rights of Buyer under Section 5.2 shall

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immediately terminate; and (b) except as set forth in Section 8.4, other obligations of the parties hereunder shall automatically without any further action of the parties be deemed to be released and irrevocably terminated.
(b)If at any time following the Closing Date, if a Change of Control is consummated (unless the Seller has exercised its Buy-Back Option pursuant to Section 1.6(a) in respect of such Change of Control), the Buyer shall have the option (the “Milestone Acceleration Option”) to accelerate each unpaid Milestone Payment or balance thereof for which the applicable Milestone Event has or thereafter occurs, by delivering to the Seller written notice within the thirty (30) days of the consummation of such Change of Control that the Buyer is exercising its Milestone Acceleration Option (the “Acceleration Notice”). Upon receipt of any Acceleration Notice, the Seller shall, on or before the fifth (5th) calendar day following the Seller’s receipt of the Acceleration Notice, pay to the Buyer in a lump sum payment any and all outstanding Milestone Payments or balances thereof for which the applicable Milestone Event has occurred and shall thereafter pay in a lump sum to the Buyer each Milestone Payment that becomes due on or before the fifth (5th) calendar day following the achievement of the applicable Milestone Event. Payment in respect of such accelerated Milestone Payments shall be in lieu of the remaining installment payments due or that become payable pursuant to Section 5.2(e) and shall be made by wire transfer of immediately available funds to one or more accounts specified by the Buyer or, if not timely designated by Buyer, to the account to which payments were transmitted or are to be transmitted pursuant to Section 5.2(f).
ARTICLE 2.
CLOSING; PAYMENT OF CLOSING FUNDING AND REMAINDER
Section a.Closing
. Subject to the satisfaction of the conditions set forth in ARTICLE 4, the Closing shall take place remotely via the exchange of documents and signatures on August 11, 2020, or at such other place, time and date as the parties hereto may mutually agree.
Section b.Payment of Initial Purchase Price
. At the Closing, the Buyer shall deliver (or cause to be delivered) payment of the Initial Purchase Price to the Seller by wire transfer of immediately available funds to one or more accounts specified by the Seller.
Section c.Payment of Additional Funding
. The Buyer shall deliver (or cause to be delivered) payment of the following amounts to the Seller by wire transfer of immediately available funds to one or more accounts specified by the Seller upon, and subject to, the achievement of the following Milestones:

(a)Within following enrollment of the first patient in a Phase III Clinical Trial under the Oral Migraine Phase III Clinical Program the Seller shall provide written notice thereof to the Buyer. Within following receipt of such notice, (i) if, the Buyer shall pay One

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Hundred Million Dollars ($100,000,000) to the Seller or (ii) if the Buyer previously paid either (but not both) of, the Buyer shall pay to the Seller (the amount payable to clause (i) or clause (ii), as applicable, the “Oral Migraine Trial Funding”). If the Buyer has previously paid both the to the Seller, no Oral Migraine Trial Funding shall be payable by the Buyer.

(b)Within, the Seller shall provide written notice thereof to the Buyer. Within following receipt of such notice, if the Buyer has not previously paid any Oral Migraine Trial Funding to the Seller pursuant to Section 2.4(a), the Buyer shall pay to the Seller.

(c)Following, the Seller shall provide such information regarding such. During the, the Buyer shall upon written notice to the Seller to the Seller.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES
Section a.Seller’s Representations and Warranties
. Except as set forth on the Disclosure Schedules attached hereto, the Seller represents and warrants to the Buyer that as of the date hereof:
(1)Existence; Good Standing
. The Seller is a business company duly organized, validly existing and in good standing under the laws of the British Virgin Islands. BPID is a designated activity company duly organized, validly existing and, to the extent applicable, in good standing under the laws of Ireland. Each Seller Entity is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
(2)Authorization
. The Seller has all requisite corporate power and authority to (i) execute, deliver and perform its obligations under this Agreement and (ii) effectuate the sale of the Revenue Participation and Milestone Right to the Buyer on behalf of BPID with respect to any rights or interests held therein, or owned thereby, by BPID. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Seller.
(3)Enforceability
. This Agreement has been duly executed and delivered by an authorized officer of the Seller and constitutes the valid and binding obligation of the Seller, enforceable against the

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Seller in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).
(4)No Conflicts
. The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the Memorandum and Articles of Association of the Seller, (ii) contravene or conflict with or constitute a material default under any law binding upon or applicable to the Seller or (iii) contravene or conflict with or constitute a material default under any material agreement or Judgment binding upon or applicable to the Seller.
(5)Consents
. Except for the consents that have been obtained on or prior to the Closing or filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Seller Entities in connection with (i) the execution and delivery by the Seller of this Agreement, (ii) the performance by the Seller of its obligations under this Agreement or (iii) the consummation by the Seller of any of the transactions contemplated by this Agreement.
(6)No Litigation
. Neither Seller Entity is a party to, or has received any written notice of, any action, suit, investigation or proceeding pending before any Governmental Entity and, to the Knowledge of the Seller, no such action, suit, investigation or proceeding has been threatened against any Seller Entity, that, individually or in the aggregate, would, if determined adversely, reasonably be expected to prevent or adversely affect (i) the ability of the Seller to enter into and to perform its obligations under this Agreement, (ii) the Seller Entities’ rights in or to a Product or the Intellectual Property Rights or (iii) after the Closing, the Buyer’s rights with respect to the Revenue Participation and Milestone Right.
(7)Compliance
.
i.All applications, submissions, information and data related to a Product submitted or utilized as the basis for any request to any Regulatory Authority by or on behalf of each Seller Entity were true and correct in all material respects as of the date of such submission or request, and, to the Knowledge of the Seller any material updates, changes, corrections or modification to such applications, submissions, information or data required under applicable laws or regulations have been submitted to the necessary Regulatory Authorities.

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ii.Neither Seller Entity has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, or any other Regulatory Authority to invoke similar policies, set forth in any applicable laws or regulations.
iii.The Seller has provided to the Buyer prior to the date hereof in a data room available to the Buyer true, correct and complete copies of all material written communications sent or received by the Seller Entities and its Affiliates and, to the Knowledge of the Seller, Bristol-Myers Squibb Company, and any of its Affiliates, to or from any Regulatory Authorities that relate to each Product since July 8, 2016.
iv.None of the Seller, any of its Subsidiaries and, to the Seller’s Knowledge, any Third Party manufacturer of any Product, has received from the FDA a Warning Letter, Form FDA-483, “Untitled Letter,” or similar written correspondence or notice alleging violations of applicable laws and regulations enforced by the FDA, or any comparable correspondence from any other Governmental Authority with regard to Nurtec or the manufacture, processing, packaging or holding thereof, the subject of which communication is unresolved and if determined adversely to the Seller or such Subsidiary would result in a Material Adverse Effect.
v.Since June 18, 2018, (A) there have been no Safety Notices, (B) to the Seller’s Knowledge, there are no unresolved material product complaints with respect to Nurtec, in each case would result in a Material Adverse Effect, and (C) to the Seller’s knowledge, there are no facts that would result in (1) a material Safety Notice with respect to Nurtec, (2) a material change in the labeling of Nurtec, or (3) a termination or suspension of marketing of Nurtec. Neither the Seller nor any of its Subsidiaries has experienced any significant failures in the manufacturing of Nurtec for commercial sale that has had or would result in, if such failure occurred again, a Material Adverse Effect.
(8)Licenses
.
vi.Existing In-Licenses; No Other In-Licenses. Except as set forth on Schedule 3.1(h)(i) of the Disclosure Schedule, there are no In-Licenses (each In-License set forth on Schedule 3.1(h)(i) of the Disclosure Schedule, an “Existing In-License”). A true, correct and complete copy of each Existing InLicense has been provided to the Buyer by the Seller in a dataroom available to the Buyer. Except as set forth on Schedule 3.1(h)(i) of the Disclosure Schedule, no Seller Entity nor the respective counterparty thereto have made or entered into any

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amendment, supplement or modification to, or granted any waiver under any provision of any Existing InLicense.
vii.Out-Licenses. There are no Out-Licenses.
viii.Validity and Enforceability of In-Licenses. Each Existing InLicense is a valid and binding obligation of the Seller (or, solely with respect to any existing In-License regarding Nurtec, such existing In-License is a valid and binding obligation of BPID) and the counterparty thereto. Each Existing InLicense is enforceable against each counterparty thereto in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law). No Seller Entity has received any written notice in connection with any Existing InLicense challenging the validity, enforceability or interpretation of any provision of such agreement.
ix.No Termination. Neither Seller Entity has (A) given written notice to a counterparty of the termination of any Existing InLicense (whether in whole or in part) or any written notice to a counterparty expressing any intention to terminate any Existing InLicense or (B) received from a counterparty thereto any written notice of termination of any Existing InLicense (whether in whole or in part) or any written notice from a counterparty stating its intention to terminate any Existing InLicense.
x.No Breaches or Defaults. There is and has been no material breach or default under any provision of any Existing InLicense either by a Seller Entity or, to the Knowledge of the Seller, by the respective counterparty (or any predecessor thereof) thereto, and there is no event that upon notice or the passage of time, or both, would reasonably be expected to give rise to any breach or default either by any Seller Entity or, to the Knowledge of the Seller, by the respective counterparty to such agreement.
xi.Payments Made. The Seller Entities have made all payments to the respective counterparty required under each Existing InLicense as of the date hereof.
xii.No Assignments. No Seller Entity has consented to any assignment by the counterparty to any Existing In-License of any of its rights or obligations under any such Existing InLicense and, to the Knowledge of the Seller, the counterparty has not assigned any of its rights or obligations under any such Existing InLicense to any Person.
xiii.No Indemnification Claims. No Seller Entity has notified in writing the respective counterparty to any Existing InLicense or any other Person of any claims for indemnification under any Existing InLicense nor has

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the Seller received any written claims for indemnification under any Existing InLicense.
xiv.No Infringement. No Seller Entity has received any written notice from, or given any written notice to, any counterparty to any Existing InLicense alleging any infringement of any of the Patent Rights licensed thereunder.
(9)Product Manufacturing; Supply. Seller has or will have sufficient clinical quantities of Zavegepant to complete all Clinical Trials and all activities required for Marketing Approval of Zavegepant, in each case, that are ongoing or planned as of the date hereof. The Seller Entities have sufficient quantities of Nurtec to support the commercial launch of Nurtec in the United States.
(10)No Liens; Title to Revenue Participation and Milestone Right. None of the property or assets, in each case, that specifically relate to the Products, nor any of the Intellectual Property Rights, of the Seller or any of its Subsidiaries is subject to any Lien, except for a Permitted Lien of the type described in clauses (a), (b), (c), (e), (f) and (g) of such defined term. Upon the Closing, the Buyer will have acquired, subject to the terms and conditions set forth in this Agreement, good and marketable title to the Revenue Participation and Milestone Right, free and clear of all Liens, except for any Permitted Liens described in clauses (a), (b) and (c) of such defined term.
(11)Intellectual Property.
xv.Schedule 3.1(k)(i) of the Disclosure Schedule lists all of the currently existing Patents included within the Patent Rights and which Person owns such Patents. Except as set forth on Schedule 3.1(k)(i), the Seller is the sole and exclusive registered owner (as recorded by the U.S. Patent and Trademark Office or other applicable Governmental Authority) of all of the Patent Rights, other than the Patent Rights in Nurtec, in which case, BPID is the sole and exclusive owner (as recorded by the U.S. Patent and Trademark Office or other applicable Governmental Authority) of such Patent Rights in Nurtec. Schedule 3.1(k)(i) of the Disclosure Schedule specifies as to each listed patent or patent application the jurisdictions by or in which each such patent has issued as a patent or such patent application has been filed and is pending, including the respective patent or application numbers.
xvi.Neither any Seller Entity nor, to the Knowledge of the Seller, any counterparty to any Existing In-License, is a party to any pending and, to the Knowledge of the Seller, there is no threatened, litigation, interference, reexamination, opposition or other legal procedure including any of the Patent Rights.
xvii.All of the issued patents within the Patent Rights are in full force and effect, and have not lapsed, expired or otherwise terminated, and, to the Knowledge of the Seller, are valid and enforceable. Neither Seller Entity has

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received and, to the Knowledge of the Seller, no counterparty to any Existing In-License has received, (A) any written notice relating to the lapse, expiration or other termination of any of the issued patents within the Patent Rights, or (B) any written notice or written legal opinion alleging that an issued patent within any of the Patent Rights is invalid or unenforceable.
xviii.Neither Seller Entity has received any written notice that there is any, and, to the Knowledge of the Seller, there is no, Person who is or claims to be an inventor under any of the Patent Rights who is not a named inventor thereof.
xix.Since July 8, 2016, neither Seller Entity has received, and, to the Knowledge of the Seller, no counterparty to any Existing In-License has received, any written notice of any claim by any Person challenging the inventorship or ownership of, the rights of any Seller Entity in and to, or the patentability, validity or enforceability of, any of the Patent Rights, or asserting that the development, manufacture, importation, sale, offer for sale or use of a Product infringes, misappropriates or otherwise violates or will infringe, misappropriate or otherwise violate such Person’s Patents or other intellectual property rights.
xx.To the Knowledge of the Seller, (A) since July 8, 2016, the discovery, development and manufacture, of each Product has not infringed, misappropriated or otherwise violated any Patents or other intellectual property rights owned by any Third Party that are not licensed to a Seller Entity under any Existing InLicense, and (B) the manufacture, importation, sale, offer for sale and use of each Product, in each case in the form such Product exists as of the date hereof and as such activity is currently contemplated by the Seller Entities, will not infringe, misappropriate or otherwise violate any Patents or other intellectual property rights owned by any Third Party that are not licensed to a Seller Entity under any Existing InLicense.
xxi.Since July 8, 2016, to the Knowledge of the Seller, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the material Intellectual Property Rights.
xxii.The Seller Entities or, to the Knowledge of the Seller, the counterparty to each Existing In-License have paid all maintenance fees, annuities and like payments required as of the date hereof with respect to each of the Patent Rights.
(12)Indebtedness. Schedule 3.1(l) of the Disclosure Schedule sets forth a complete list of the outstanding Indebtedness of the Seller and any of its Subsidiaries.
(13)Lien Related Representation and Warranties. The Seller’s exact legal name is, and since September 25, 2013 has been, “Biohaven Pharmaceutical Holding Company Ltd.” The Seller is, and since September 25, 2013 has been, organized under the laws of the British Virgin Islands. BPID’s exact legal name is, and since July 24, 2020, has been, “Biohaven

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Pharmaceutical Ireland Designated Activity Company.” BPID is, and since February 10, 2020 has been, organized under the laws of Ireland.
(14)Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Seller Entities who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
(15)Subsidiary. BPID is a wholly-owned Subsidiary of the Seller.
Section b.Buyer’s Representations and Warranties
. The Buyer represents and warrants to the Seller that as of the date hereof:
(16)Existence; Good Standing. The Buyer is a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware.
(17)Authorization. The Buyer has the requisite trust right, power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Buyer.
(18)Enforceability. This Agreement has been duly executed and delivered by an authorized person of the owner trustee of the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).
(19)No Conflicts. The execution, delivery and performance by the Buyer of this Agreement do not and will not (i) contravene or conflict with the organizational documents of the Buyer, (ii) contravene or conflict with or constitute a default under any material provision of any law binding upon or applicable to the Buyer or (iii) contravene or conflict with or constitute a default under any material contract or other material agreement or Judgment binding upon or applicable to the Buyer.
(20)Consents. No consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Buyer in connection with (i) the execution and delivery by the Buyer of this Agreement, (ii) the performance by the Buyer of its obligations under this Agreement or (iii) the consummation by the Buyer of any of the transactions contemplated by this Agreement.
(21)No Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Buyer, threatened before any Governmental Entity to which the Buyer is a party that would, if determined adversely, reasonably be expected to prevent or materially and adversely affect the ability of the Buyer to perform its obligations under this Agreement.

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(22)Financing. The Buyer has and will have sufficient cash to pay the Product Funding in accordance with the terms of this Agreement. The Buyer acknowledges that its obligations under this Agreement are not contingent on obtaining financing.
(23)Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
(24)Access to Information. The Buyer acknowledges that it has (a) reviewed Seller’s documents and information relating to each Product and (b) had the opportunity to ask such questions of, and to receive answers from, representatives of the Seller concerning the Products, in each case, as it deemed necessary to make an informed decision to enter into this Agreement. The Buyer has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the risks and merits of entering into the transaction contemplated by this Agreement.
Section c.No Implied Representations and Warranties
; Reservation of Rights. The Buyer acknowledges and agrees that, other than the express representations and warranties of the Seller specifically contained in ARTICLE 3, (a) there are no representations or warranties of the Seller either expressed or implied with respect to the Patent Rights, the Revenue Participation and Milestone Right or otherwise and that the Buyer does not rely on, and shall have no remedies in respect of, any representation or warranty not specifically set forth in ARTICLE 3, and all other representations and warranties are hereby expressly disclaimed, and (b) nothing contained herein guarantees that sales of the Products or the aggregate Participation Payments due to the Buyer will achieve any specific amount (it being understood and agreed that nothing in this Section 3.3 shall limit in any way the Seller’s obligations under ARTICLE 7). Except for the Revenue Participation and Milestone Right and Buyer’s rights under Section 5.5(c) and Section 5.11, the Buyer further acknowledges and agrees that no licenses, assignments, or other rights under the Patent Rights or any other intellectual property of Seller and its Affiliates or rights related thereto are granted pursuant to this Agreement, including by implication, estoppel, exhaustion or otherwise.

ARTICLE 4.
CONDITIONS TO CLOSING
Section a.Conditions to the Buyer’s Obligations
. The obligations of the Buyer to consummate the transactions contemplated hereunder on the Closing Date are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

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(25)The Seller shall have delivered to the Buyer the duly executed Series B Preferred Share Purchase Agreement and the duly executed 2018 Funding Agreement Amendment.
(26)The Seller shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required to be performed and complied with by it under this Agreement at or prior to the Closing Date, and the Buyer shall have received a certificate executed by a duly authorized officer of the Seller on the Closing Date certifying on behalf of the Seller Entities to the effect of the foregoing.
(27)The representations and warranties of the Seller contained in Section 3.1 shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date, except to the extent any such representation or warranty expressly speaks as of a particular date, in which case it shall be true and correct in all material respects as of such date; provided, that to the extent that any such representation or warranty is qualified by the term “material,” or “Material Adverse Effect.” such representation or warranty (as so written, including the term “material” or “Material Adverse Effect”) shall be true and correct in all respects as of the Closing Date or such other date, as applicable, and the Buyer shall have received a certificate executed by an authorized officer of the Seller on the Closing Date certifying on behalf of the Seller to the effect of the foregoing.
(28)No event or events shall have occurred, or be reasonably likely to occur, that, individually or in the aggregate, have had or would reasonably be expected to result in (or, with the giving of notice, the passage of time or otherwise, would result in) a Material Adverse Effect. The Buyer shall have received a certificate executed by a duly authorized officer of the Seller on the Closing Date certifying on behalf of the Seller to the effect of the foregoing.
(29)There shall not have been issued and be in effect any Judgment of any Governmental Entity enjoining, preventing or restricting the consummation of the transactions contemplated by this Agreement.
(30)There shall not have been instituted or be pending any action or proceeding by any Governmental Entity or any other Person (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated hereby, (ii) seeking to obtain material damages in connection with the transactions contemplated hereby or (iii) seeking to restrain or prohibit the Buyer’s purchase of the Revenue Participation and Milestone Right.
(31)The Buyer shall have received a valid, properly executed Internal Revenue Service Form W-8BEN-E certifying that the Seller is exempt from U.S. federal withholding Tax and “backup” withholding Tax.
(32)The Seller shall have delivered to the Buyer legal opinions from counsel to the Seller, dated as of the Closing Date and substantially in the forms attached hereto as Exhibit C and Exhibit D, respectively.

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(33)The Buyer shall have received a certificate of the Secretary or an Assistant Secretary of the Seller, dated the Closing Date, certifying as to (i) the incumbency of each officer of the Seller executing this Agreement on behalf of Seller and (ii) the attached thereto copies of (A) the Seller’s Memorandum and Articles of Association and (B) resolutions adopted by the Seller’s Board of Directors authorizing the execution and delivery by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby (the “Seller Certificate”).
(34)The Seller shall have provided Buyer download privileges to the data room documents referred to in Section 3.1(g)(iii) and Section 3.1(h)(i).

Section b.Conditions to the Seller’s Obligations
. The obligations of the Seller to consummate the transactions contemplated hereunder on the Closing Date are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:
(35)The Buyer shall have delivered to the Seller the duly executed Series B Preferred Share Purchase Agreement and the duly executed 2018 Funding Agreement Amendment.
(36)The Buyer shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required to be performed and complied with by it under this Agreement at or prior to the Closing Date, and the Seller shall have received a certificate executed by a duly authorized person of RP Management, LLC, as Administrator of the Buyer, on the Closing Date certifying on behalf of the Buyer to the effect of the foregoing.
(37)The representations and warranties of the Buyer contained in Section 3.2 shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date, except to the extent any such representation or warranty expressly speaks as of a particular date, in which case it shall be true and correct in all material respects as of such date; provided, that to the extent that any such representation or warranty is qualified by the term “material,” or “Material Adverse Effect” such representation or warranty (as so written, including the term “material” or “Material Adverse Effect”) shall be true and correct in all respects as of the Closing Date or such other date, as applicable, and the Seller shall have received a certificate executed by a duly authorized person of RP Management, LLC, as Administrator of the Buyer, on the Closing Date certifying on behalf of the Buyer to the effect of the foregoing.
(38)There shall not have been issued and be in effect any Judgment of any Governmental Entity enjoining, preventing or restricting the consummation of the transactions contemplated by this Agreement.
(39)There shall not have been instituted or be pending any action or proceeding by any Governmental Entity or any other Person (i) challenging or seeking to make

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illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated hereby, (ii) seeking to obtain material damages in connection with the transactions contemplated hereby or (iii) seeking to restrain or prohibit the Buyer’s purchase of the Revenue Participation and Milestone Right.
(40)The Seller shall have received a valid, properly executed Internal Revenue Service Form W-8BEN-E certifying that the Buyer is exempt from U.S. federal withholding Tax under a United States income Tax treaty.
(41)The Buyer shall have delivered to the Seller standard existence and authority opinions in respect of the Buyer, enforceability opinions on this Agreement, and an opinion that this Agreement does not conflict with the organizational documents of the Buyer or applicable law, each such opinion in a form previously agreed upon by the Seller and the Buyer.
(42)The Seller shall have received a certificate of an authorized person of the owner trustee of the Buyer, dated the Closing Date, certifying as to the incumbency of the officers executing this Agreement on behalf of the Buyer.
ARTICLE 5.
COVENANTS
Section a.Reporting
. the Seller shall provide the Buyer copies of the following reports and updates that any Seller Entity provides to BMS under the BMS License Agreement relating to the clinical development, material regulatory developments and Commercialization of each Product, and the Patent Rights licensed to any Seller Entity under the BMS License Agreement: (a) the annual development reports contemplated under Section 5.2 thereof, (b) as contemplated under Section 5.1 thereof, notifications of any determination by any Seller Entity of likely material delays in development and Commercialization and updates to the annual development report supplied pursuant to the immediately preceding sub-part (a), in each case resulting from interactions with Regulatory Authorities, (c) the annual reports of Commercialization activities and the sales and royalties forecasts contemplated, respectively, under Sections 6.3 and 8.4.5 thereof, provided that such royalties forecasts may be adjusted by Seller to instead reflect Participation Payment forecasts that will be due under this Agreement, and (d) the semi-annual updates (together with material correspondence with patent offices) regarding filing, prosecution and maintenance of such Patent Rights contemplated under Section 10.2 thereof. In addition to and without limitation of the foregoing, the Buyer may reasonably request from time to time (but not more than once every calendar year) that the Seller provide the Buyer with any additional information that is not reflected in the information previously provided and reasonably necessary for the Buyer to understand the overall status of the clinical development, material regulatory developments, and Commercialization of each Product and that is reasonably available to any Seller Entity. All materials delivered pursuant to this Section 5.1, and the Confidential Information contained therein, shall be the Confidential Information of Seller and subject to the obligations of confidentiality set forth in ARTICLE 7. The obligations of Seller pursuant to this

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Section 5.1 are waived to the extent they would duplicate the obligations of the Seller pursuant to Section 5.1 of the 2018 Funding Agreement.
Section b.Participation Payments; Revenue Participation Report
.
(43)Subject to the reductions set forth in Section 5.2(d), for the duration of the Term applicable to Nurtec, the Seller shall pay to the Buyer the Nurtec Participation Payment for each calendar quarter promptly, but in any event no later than after the end of such calendar quarter.
(44)Subject to the reductions set forth in Section 5.2(d), for the duration of the Term applicable to each version of Zavegepant, the Seller shall pay to the Buyer the Zavegepant Participation Payment for such calendar quarter promptly, after the end of each such calendar quarter.
(45)Simultaneously with the payment of each Participation Payment, the Seller shall deliver a written report setting forth in reasonable detail, (i) the calculation of the Participation Payment payable to the Buyer for the prior calendar quarter identifying, on a country-by-country basis the number of units of each Product sold by the Seller and its Affiliates and each counterparty to any OutLicense, foreign currency exchange rates used (which shall be rates of exchange determined in a manner consistent with the Seller’s method for calculating rates of exchange in the preparation of the Seller’s annual financial statements in accordance with accounting principles generally accepted in the United States), and a break-down of all permitted deductions from gross sales used to determine Net Sales and the Participation Payment due to the Buyer and (ii) the cumulative year-to-date aggregate Net Sales for each Product through the end of the prior calendar quarter (the “Revenue Participation Report”). The Revenue Participation Report shall be in substantially the form attached to this Agreement as Exhibit E.
(46)On a country-by-country and Product-by-Product basis, if all Patent Rights that claim such Product in such country have expired, lapsed, been rendered invalid, been held unenforceable, unpatentable or been revoked, the Participation Payment owed to the Buyer in respect of Net Sales of such Product in such country shall be reduced by.
(47)Promptly, but in any event within, following the occurrence of a Milestone Event, the Seller shall provide written notice thereof to the Buyer. The Seller shall pay the applicable Milestone Payment to the Buyer, by wire transfer of immediately available funds, in, beginning on the following the applicable Milestone Event, and continuing on thereafter until the applicable Milestone Payment has been paid in full; provided, that if. The Seller shall be permitted to prepay Milestone Payments in an amount that, when added to the installments of Milestone Payments previously paid, is equal to of the Paid Product Funding hereunder, which shall be credited against each upcoming quarterly installment payment that would otherwise have been due, such that no shall be payable until such time as the cumulative installment payments due exceed the aggregate amount credited.

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(48)Provided that the Buyer has provided to the Seller a valid, properly executed Internal Revenue Service Form W-8BEN-E or other appropriate form certifying that the Buyer is exempt from U.S. federal withholding Tax under a United States income Tax treaty, the Seller shall make all payments required to be made by it to the Buyer pursuant to this Agreement in U.S. dollars by wire transfer of immediately available funds to the bank account designated in writing from time to time by the Buyer, without set-off, reduction or deduction, or withholding for or on account of any Taxes except to the extent any such withholding Taxes become due as a result of a re-domiciliation of Buyer (or deemed re-domiciliation for Tax purposes, change in the beneficial owner of the payments made pursuant to this Agreement, or change in lending office) or an assignment of this Agreement by Buyer.
(49)over the Prime Rate will accrue on all unpaid amounts with respect to all payments payable under this Agreement by either the Buyer or the Seller from the date such obligation was due. The imposition and payment of a late fee shall not constitute a waiver of the Buyer’s or the Seller’s rights, as applicable, with respect to such payment default.
Section c.Disclosures
. Except for a press release previously approved in form and substance by the Seller and the Buyer or any other public announcement using substantially the same text as such press release, neither the Buyer nor the Seller shall, and each party hereto shall cause its respective Representatives, Affiliates and Affiliates’ Representatives not to issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement or the subject matter hereof without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable law or stock exchange rule (in which case the party hereto required to make the press release or other public announcement or disclosure shall allow the other party hereto reasonable time to comment on, and, if applicable, reasonably direct the disclosing party to seek confidential treatment in respect of portions of, such press release or other public announcement or disclosure in advance of such issuance).
Section d.Inspections and Audits of the Seller
. Following the Closing, upon at least fourteen (14) Business Days written notice and during normal business hours, no more frequently than once per calendar year, the Buyer may cause an inspection or audit by an independent public accounting firm reasonably acceptable to the Seller to be made of the Seller Entities’ books of account for the three (3) calendar years prior to the audit for the purpose of determining the correctness of Participation Payments or Milestone Payments made under this Agreement. Upon the Buyer’s reasonable request not more than once in any calendar year while any Out-License remains in effect, the Seller shall use commercially reasonable efforts to exercise any rights it may have under any Out-License relating to a Product to cause an inspection or audit by an independent public accounting firm to be made of the books of account of any counterparty thereto for the purpose of determining the correctness of Participation Payments or Milestone Payments made under this Agreement. All of the expenses of any inspection or audit requested by the Buyer hereunder (including the fees and expenses of such independent public accounting firm designated for such

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purpose) shall be borne by (i) the Buyer, if the independent public accounting firm determines that Participation Payments or Milestone Payments previously paid were incorrect by an amount less than or equal to five percent (5%) of the Participation Payments or Milestone Payments actually paid or (ii) the Seller, if the independent public accounting firm determines that Participation Payments or Milestone Payments previously paid were incorrect by an amount greater than five percent (5%) of the Participation Payments or Milestone Payments actually paid. The terms on which any such independent public accounting firm is engaged shall provide that such independent public accounting firm may not disclose the confidential information of the Seller or any such counterparty to any Out-License relating to a Product to the Buyer, except to the extent such disclosure is either necessary to determine the correctness of Participation Payments or Milestone Payments or such confidential information otherwise would be included in a Revenue Participation Report. All information obtained by the Buyer as a result of any such inspection or audit shall be Confidential Information subject to ARTICLE 7 and the independent public accounting firm shall be considered a Representative of Buyer for purposes of ARTICLE 7.
Section e.Intellectual Property Matters.
(50)The Seller shall provide to the Buyer a copy of any written notice received by any Seller Entity from a Third Party alleging or claiming that the making, having made, using, importing, offering for sale or selling of a Product (including in connection with the Seller Entities’ Clinical Trials or Commercialization or manufacturing activities with respect to such Product) infringes or misappropriates any Patents or other intellectual property rights of such Third Party, together with copies of material correspondence sent or received by any Seller Entity related thereto, as soon as practicable and in any event not more than ten (10) Business Days following such delivery or receipt.
(51)The Seller shall promptly inform the Buyer in the event that any of the individuals named in the definition of “Knowledge of the Seller” (or the successors of such Person at the Seller) becomes aware of any actual infringement by a Third Party of any Patent Rights and shall provide to the Buyer copies of material correspondence sent or received by any Seller Entity related thereto, as soon as practicable and in any event not more than ten (10) Business Days following such delivery or receipt.
(52)If any Seller Entity recovers monetary damages from a Third Party in an action brought for such Third Party’s infringement of any Patent Rights relating to a Product, where such damages (whether in the form of judgment or settlement) are awarded for such infringement of such Patent Rights or loss of sales of such Product, (i) such damages will be allocated first to the reimbursement of any expenses incurred by such Seller Entity in bringing such action (including reasonable attorney’s fees) not already reimbursed from other damages awarded under the same action, then (ii) any remaining amount of such damages will be reduced, if applicable, to comply with allocation of recovered damages with licensors of such Patent Rights (other than damages for lost royalties) required under any In-Licenses, and (iii) any residual amount of such damages after application of (i) and (ii) will be treated as Net Sales of such Product for purposes of Participation Payments under this Agreement.

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(53)Upon the reasonable written request of Buyer, but no more frequently than once each calendar year, the Seller shall provide the Buyer with a schedule of any new Patent Rights filed by any Seller Entity covering each Product.
(54)The obligations of Seller pursuant to Section 5.5(a) and Section 5.5(b) are waived to the extent they would duplicate the obligations of Seller pursuant to Section 5.5(a) and Section 5.5(b), respectively, of the 2018 Funding Agreement.

Section f.Efforts to Complete Clinical Trials and Commercialize the Products
.
(55)The Seller (or its Permitted Licensee) shall: in connection with such trial or such program, and no such termination shall constitute a breach of the foregoing covenant with respect to such terminated trial or terminated program. For clarity, the development of a program will be deemed complete upon receipt of Marketing Approval by the FDA or the EMA for Intranasal Zavegepant, Oral Zavegepant or Non-Migraine Zavegepant, as applicable, if such FDA or EMA approval, as applicable, does not require any further confirmatory clinical trials to be conducted.
(56)the Seller (or its Permitted Licensee).
(57)The Seller (or its Permitted Licensee) shall.
Section g.Efforts to Consummate Transactions
. Subject to the terms and conditions of this Agreement, each of the Seller and the Buyer will use its commercially reasonable efforts prior to the Closing to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable law to consummate the Closing. Each of the Buyer and the Seller agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the purchase and sale of the Revenue Participation and Milestone Right.
Section h.Further Assurances
. After the Closing, the Seller and the Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to the transactions contemplated by this Agreement.
Section i.In-Licenses
(58). The Seller shall comply in all material respects with its obligations under any Existing In-Licenses and shall not take any action or forego any action that

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would reasonably be expected to result in a material breach thereof. Promptly, and in any event within ten (10) Business Days, after receipt by any Seller Entity of any (written or oral) notice from a counterparty to any Existing In-License or its Affiliates of an alleged material breach under any Existing In-License, the Seller shall provide the Buyer a copy thereof (or if restricted by applicable confidentiality obligations under the Catalent Agreement, notice thereof and a summary of such material breach). The Seller shall use its commercially reasonable efforts to cure any material breaches by it under any Existing In-License and shall give written notice to the Buyer upon curing any such breach. The Seller shall provide the Buyer with written notice upon any Seller Entity becoming aware of a counterparty’s material breach of its obligations under any Existing In-License. The Seller shall not (and, for the avoidance of doubt, shall not permit BPID to) terminate any Existing In-License without the Buyer’s prior written consent, such consent not to be unreasonably withheld. Promptly, and in any event within five (5) Business Days following any Seller Entity’s notice to a counterparty to any Existing In-License of an alleged breach by such counterparty under any such Existing In-License, the Seller shall provide the Buyer a copy thereof. The Seller shall promptly (and in any event within ten (10) Business Days), provide the Buyer with (i) executed copies of any In-License entered into by the Seller or its Subsidiaries, and (ii) executed copies of each material amendment, supplement, modification or written waiver of any provision of any In-License entered into by the Seller or its Subsidiaries. The obligations of Seller to provide notices pursuant to this Section 5.9 are waived to the extent they would duplicate the obligations of Seller to provided notices pursuant to Section 5.9 of the 2018 Funding Agreement.
Section j.Out-Licenses.

(59)Subject to compliance with this Section 5.10, the Seller may grant, at its sole discretion, licenses, covenants not to sue, or other similar rights to any Affiliate or Third Party (each, a “Permitted Licensee”) with respect to all or a portion of the Intellectual Property Rights including to develop, manufacture, promote, market, use, sell, offer for sale or import any Product in all or any portion of the world without the Buyer’s consent (any agreement granting any of the foregoing rights, a “Permitted License”).
(60)The Seller shall promptly (and in any event within ten (10) Business Days) provide the Buyer with (i) executed copies of each executed Out-License, and (ii) executed copies of each amendment, supplement, modification or written waiver of any provision of an Out-License. The obligations of Seller pursuant to this Section 5.10(b) are waived to the extent they would duplicate the obligations of Seller pursuant to Section 5.10(b) of the 2018 Funding Agreement.
(61)The Seller shall use commercially reasonable efforts to include in all Out-Licenses provisions permitting the applicable Seller Entity to audit such counterparty on terms and conditions consistent in all material respects with the Buyer’s rights to audit the Seller Entities set forth in Section 5.4.
(62)The Seller shall provide the Buyer prompt written notice of a counterparty’s material breach of its obligations under any Out-License of which any of the

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individuals named in the definition of “Knowledge of the Seller” (or the successors of such Person at the Seller) becomes aware. The obligations of Seller pursuant to this Section 5.10(d) are waived to the extent they would duplicate the obligations of Seller pursuant to Section 5.10(d) of the 2018 Funding Agreement.
(63)The Seller shall provide the Buyer with written notice following the termination of any Out-License. The obligations of Seller pursuant to this Section 5.10(e) are waived to the extent they would duplicate the obligations of Seller pursuant to Section 5.10(e) of the 2018 Funding Agreement.
Section k.Negative Pledge; Preservation of Assets; Acceleration Event
. Prior to the Minimum Return Date, except for (i) Permitted Licenses to Permitted Licensees or (ii) Permitted Liens, the Seller shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of the Product Collateral, without (x) the Seller (and BPID, with respect to any Product Collateral it owns) causing Buyer to be secured on a pari passu basis with respect to (1) the Milestone Payments that are owed or may be owed in the future and (2) the then-net present value of the Participation Payments owed at such time and projected to be payable in the future (without regard to any bankruptcy or insolvency of the Seller, any of its Affiliates or any Third Party) (which shall be determined in accordance with Exhibit F) (clauses (1) and (2), collectively, the “Remaining Obligations”) and (y) the Buyer and the Third Party in favor of whom such Lien is granted and, at the request of the Buyer or such Third Party, the Seller (and any Subsidiary that owns the applicable Product Collateral ), entering into an intercreditor agreement in connection with the creation of such Lien in form and substance reasonably satisfactory to the Buyer, the Seller (and any such Subsidiary) and the Third Party in favor of whom such Lien is granted. Further, upon an Acceleration Event, the Seller agrees that the amounts comprising the Remaining Obligations (determined in accordance with Exhibit F) shall automatically and immediately accelerate and become immediately due and payable, in each case, without any action or notice by any party or Person. The parties hereto acknowledge and agree that (A) this Agreement is a non-executory contract, (B) the Buyer will have fully and completely performed all of its obligations and duties due hereunder as of the Closing Date, including having paid in cash the entire Initial Purchase Price, which is adequate and proper consideration for the Remaining Obligations outstanding to the Buyer under this Agreement, (C) the Seller’s Remaining Obligations to the Buyer are fully-earned, irrevocable and unconditional, including, without limitation, in an Acceleration Event, (D) in light of the impracticality and difficulty of ascertaining actual damages, the Remaining Obligations are intended to be a reasonable calculation of the actual damages that would be suffered by the Buyer as a result of any such Acceleration Event and are not intended to act as a penalty, (E) the process by which the Remaining Obligations are to be determined pursuant to Exhibit F shall not be considered an action that may be blocked by the automatic stay or any other provision of Bankruptcy Law in an Acceleration Event but rather a fair and rational approach for establishing the value of such amount and (F) it would be inequitable and unjust for all parties hereto and all other interested parties or Persons for any bankruptcy court, other court, Governmental Entity or other Person to not honor or carry out the process for establishing the Remaining Obligations as set forth in this Section 5.11 and Exhibit F.

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ARTICLE 6.
INDEMNIFICATION
Section a.General Indemnity
. From and after the Closing:
(64)the Seller hereby agrees to indemnify, defend and hold harmless the Buyer and its Affiliates and its and their directors, managers, trustees, officers, agents and employees (the “Buyer Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Buyer Indemnified Parties to the extent arising out of or resulting from any breach of any of the representations or warranties (in each case, when made), covenants or agreements of the Seller Entities in this Agreement; and
(65)the Buyer hereby agrees to indemnify, defend and hold harmless the Seller and its Affiliates and its and their directors, officers, agents and employees (the “Seller Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Seller Indemnified Parties to the extent arising out of or resulting from any breach of any of the representations or warranties (in each case, when made), covenants or agreements of the Buyer in this Agreement.
Section b.Notice of Claims
. If either a Buyer Indemnified Party, on the one hand, or a Seller Indemnified Party, on the other hand (such Buyer Indemnified Party on the one hand and such Seller Indemnified Party on the other hand being hereinafter referred to as an “Indemnified Party”), has suffered or incurred any Losses for which indemnification may be sought under this ARTICLE 6, the Indemnified Party shall so notify the other party from whom indemnification is sought under this ARTICLE 6 (the “Indemnifying Party”) promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred. If any claim, action, suit or proceeding is asserted or instituted by or against a Third Party with respect to which an Indemnified Party intends to claim any Loss under this ARTICLE 6, such Indemnified Party shall promptly notify the Indemnifying Party of such claim, action, suit or proceeding and tender to the Indemnifying Party the defense of such claim, action, suit or proceeding. A failure by an Indemnified Party to give notice and to tender the defense of such claim, action, suit or proceeding in a timely manner pursuant to this Section 6.2 shall not limit the obligation of the Indemnifying Party under this ARTICLE 6, except to the extent such Indemnifying Party is actually prejudiced thereby.

Section c.Limitations on Liability
. Except for claims arising from a breach of confidentiality obligations under ARTICLE 7, no party hereto shall be liable for any consequential, punitive, special or incidental

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damages under this ARTICLE 6 (and no claim for indemnification hereunder shall be asserted) as a result of any breach or violation of any covenant or agreement of such party (including under this ARTICLE 6) in or pursuant to this Agreement.
Section d.Exclusive Remedy
. Except as set forth in Section 9.13, from and after Closing, the rights of the parties hereto pursuant to (and subject to the conditions of) this ARTICLE 6 shall be the sole and exclusive remedy of the parties hereto and their respective Affiliates with respect to any Losses (whether based in contract, tort or otherwise) resulting from or relating to any breach of the representations, warranties covenants and agreements made under this Agreement or any certificate, document or instrument delivered hereunder, and each party hereto hereby waives, to the fullest extent permitted under applicable law, and agrees not to assert after Closing, any other claim or action in respect of any such breach. Notwithstanding the foregoing, claims for common law fraud shall not be waived or limited in any way by this ARTICLE 6.
ARTICLE 7.
CONFIDENTIALITY
Section a.Confidentiality
. Except as provided in this ARTICLE 7, Section 5.3, and 9.6 or otherwise agreed in writing by the parties, the parties hereto agree that, during the term of this Agreement and for thereafter, each party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any information furnished to it by or on behalf of the other party (the “Disclosing Party”) pursuant to this Agreement (such information, “Confidential Information” of the Disclosing Party), except for that portion of such information that:
(66)was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;
(67)was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;
(68)became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement or any other agreement;
(69)is independently developed by the Receiving Party or any of its Affiliates, as evidenced by written records, without the use of or reference of the Confidential Information; or
(70)is subsequently disclosed to the Receiving Party on a non-confidential basis by a Third Party without obligations of confidentiality with respect thereto.

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Section b.Authorized Disclosure
.
(71)Either party may disclose Confidential Information to the extent such disclosure is reasonably necessary in the following situations:
xxiii.prosecuting or defending litigation;
xxiv.complying with applicable laws and regulations, including regulations promulgated by securities exchanges;
xxv.complying with a valid order of a court of competent jurisdiction or other Governmental Entity;
xxvi.for regulatory, Tax or customs purposes;
xxvii.for audit purposes, provided that each recipient of Confidential Information must be bound by customary and reasonable obligations of confidentiality and non-use prior to any such disclosure;
xxviii.disclosure to its Affiliates and Representatives on a need-to-know basis, provided that each such recipient of Confidential Information must be bound by contractual or professional obligations of confidentiality and non-use at least as stringent as those imposed upon the Parties pursuant to Section 7.1 prior to any such disclosure;
xxix.upon the prior written consent of the Receiving Party;
xxx.disclosure to its actual or potential investors and co-investors, and other sources of funding, including debt financing, or potential partners, collaborators or acquirers, and their respective accountants, financial advisors and other professional representatives, provided, that such disclosure shall be made only to the extent customarily required to consummate such investment, financing transaction partnership, collaboration or acquisition and that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure; or
xxxi.as contemplated by Section 9.6.
(72)Notwithstanding the foregoing, in the event the Disclosing Party is required to make a disclosure of the Receiving Party’s Confidential Information pursuant to Sections 7.2(a)(i), (ii), (iii) or (iv), it will, except where impracticable, give reasonable advance notice to the Receiving Party of such disclosure and use reasonable efforts to secure confidential treatment of such information. In any event, the Buyer shall not file any patent application based upon or using the Confidential Information of Seller provided hereunder.

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(73)Notwithstanding anything set forth in this Agreement, including Section 7.2, materials and documentation relating to the Seller’s Intellectual Property Rights may be only disclosed to or accessed by Buyer and its attorneys and auditors, without further disclosure to any other Representative of Buyer.
ARTICLE 8.
TERMINATION
Section a.Mutual Termination
. This Agreement may be terminated by mutual written agreement of the Buyer and the Seller.
Section b.Automatic Termination
. Unless earlier terminated pursuant to Section 8.1, this Agreement shall continue in full force and effect until sixty (60) days after such time as the Seller is no longer obligated to make any Participation Payments or Milestone Payments under this Agreement, at which point this Agreement shall automatically terminate, except with respect to any rights that shall have accrued prior to such termination.

Section c.Termination Upon Buy-Back Option
. Upon the Buyer’s receipt of the Buy-Back Price pursuant to Section 1.6(a), this Agreement shall automatically and without any further actions of the parties be deemed irrevocably terminated.
Section d.Survival
. Notwithstanding anything to the contrary in this ARTICLE 8, the following provisions shall survive termination of this Agreement: Section 5.3 (Disclosures), ARTICLE 6 (Indemnification), ARTICLE 7 (Confidentiality), Section 8.3 (Survival) and ARTICLE 9 (Miscellaneous). Termination of the Agreement shall not relieve any party of liability in respect of breaches under this Agreement by any party on or prior to termination.
ARTICLE 9.
MISCELLANEOUS
Section a.Definitions
. The following terms, as used herein, shall have the following meanings:
“2018 Funding Agreement” is defined in Section 1.5.
“2018 Funding Agreement Amendment” is defined in Section 1.5.
“Acceleration Event” is defined in Section 5.11.

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“Acceleration Notice” is defined in Exhibit F.
“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” is defined in the preamble.
“Bankruptcy Laws” means, collectively, in any jurisdiction, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally.
“BMS” means Bristol-Myers Squibb Company or any successor thereto.
“BMS License Agreement” means that certain License Agreement, dated July 8, 2016, by and between the Seller and Bristol-Myers Squibb Company, as amended by the First Amendment to BMS Agreement dated as of October 14, 2016 and the Amendment to BMS Agreement dated as of March 9, 2018, and to the extent assigned to Biohaven Pharmaceutical Ireland Designated Activity Company by the BMS Assignment Agreement dated as of July 30, 2020.
“BPID” means Biohaven Pharmaceutical Ireland Designated Activity Company, a designated activity company incorporated under the laws of Ireland.
“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York are permitted or required by applicable law or regulation to remain closed.
“Buy-Back Notice” is defined in Section 1.6(a).
“Buy-Back Option” is defined in Section 1.6(a).
“Buy-Back Price” is defined in Section 1.6(a).
“Buy-Back Window” means the period commencing on the date hereof and ending at 9:00 a.m. Eastern Time February 7, 2021.
“Buyer” is defined in the preamble.
“Buyer Indemnified Parties” is defined in Section 6.1(a).

“Change of Control” means, with respect to the Seller: (a) a transaction or series of related transactions that results in the sale or other disposition of all or substantially all of such

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Seller’s assets; or (b) a merger or consolidation in which the Seller is not the surviving corporation or in which, if Seller is the surviving corporation, the shareholders of Seller immediately prior to the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, possess, directly or indirectly through one or more intermediaries, a majority of the voting power of all of the surviving entity’s outstanding stock and other securities and the power to elect a majority of the members of Seller’s board of directors; or (c) a transaction or series of related transactions (which may include a tender offer for Seller’s stock or the issuance, sale or exchange of stock of Seller) if the shareholders of Seller immediately prior to the initial such transaction do not, immediately after consummation of such transaction or any of such related transactions, possess, directly or indirectly through one or more intermediaries, a majority of the voting power of all of Seller’s or its successor’s outstanding stock and other securities and the power to elect a majority of the members of Seller’s or its successor’s board of directors; or (d) an exclusive license or sublicense under, or sale to, a Third Party by Seller or its Affiliate of the Intellectual Property Rights owned, licensed or otherwise held by the Seller or any of its Affiliates necessary to Commercialize Nurtec in the United States (other than a license or sublicense to manufacture or distribute Nurtec on behalf of the Seller, without any license or sublicense to engage in any other Commercialization activities with respect to Nurtec), unless such license or sublicense provides that the Seller shall (i) have sole discretion over pricing of Nurtec in the United States, (ii) continue to consolidate U.S. Net Sales of Nurtec under U.S. GAAP and (iii) continue to be entitled to at least eighty percent (80%) of the operating profit generated by U.S. sales of Nurtec.

“Clinical Trial” means a clinical trial intended to support the Marketing Approval or Commercialization of a Product.
“Closing” means the closing of the sale, transfer, assignment and conveyance of the Revenue Participation and Milestone Right hereunder.
“Closing Date” means the date on which the Closing occurs pursuant to Section 2.1.
“COC Transaction” is defined in Section 1.6(a).
“Combination Product” means a product that includes a Product and at least one additional active ingredient that is not claimed in the Patent Rights and is either co-formulated, co-administered or sold at a single price point or otherwise sold to be administered together, sequentially or as part of a course of treatment. Drug delivery vehicles, adjuvants, solubilizers and excipients shall not be deemed to be “active ingredients”, except in the case where such delivery vehicle, adjuvant, solubilizers, or excipient is recognized as an active ingredient in accordance with applicable FDA regulations.
“Commercialization” means any and all activities directed to the distribution, marketing, detailing, promotion, selling and securing of reimbursement of a Product (including the selling and offering for sale of such Product), and shall include post-Marketing Approval studies to the extent required by a Regulatory Authority, promoting, detailing, distributing, selling such Product, importing, exporting or transporting such Product for sale, and regulatory compliance with respect to the foregoing. When used as a verb, “Commercialize” shall mean to engage in

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Commercialization. Except with respect to post-Marketing Approval studies required by a Regulatory Authority and except as otherwise set forth in Section 5.6(c), Commercialization shall not include any activities directed to the research or development (including pre-clinical and clinical development) or manufacture of a Product.
“Confidential Information” is defined in Section 7.1.
“Disclosing Party” is defined in Section 7.1.
“Disclosure Schedule” means the Disclosure Schedule, dated as of the date hereof, delivered to the Buyer by the Seller concurrently with the execution of this Agreement.
“Distributor” means, with respect to a country, any Third Party that is used by pharmaceutical manufacturers generally in such country on a non-exclusive basis, and without any intellectual property right or license grant from any Seller Entity or its Permitted Licensees, to distribute (but not to market or promote) finished, packaged pharmaceutical products to pharmacies, managed care organizations, governmental agencies (e.g., federal, state and local), and other group purchasing organizations (e.g., pharmaceutical benefits managers) and the like in such country. For clarity, a Distributor of a Product in a country shall not include any person or entity that has been granted a right, whether by license or otherwise and whether express or implied (including by subcontract or agency), by a party or its Affiliates to research, develop or manufacture any such Product or that otherwise assumes any regulatory or other responsibilities with respect to obtaining or maintaining regulatory approvals for such Product in such country.
“EMA” means the European Medicines Agency, or any successor agency thereto.
“European Union” or “EU” means the European Union, as its membership may be constituted from time to time, and any successor thereto, and which, as of the date of this Agreement, consists of Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, and United Kingdom.
“Existing InLicense” is defined in Section 3.1(h)(i).
“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.
“FFDCA” means the United States Federal Food, Drug and Cosmetic Act, as amended.
“First Commercial Sale” means, with respect to a Product, the first sale for use or consumption by the general public of such Product in any country of the world after Marketing Approval of such Product has been granted, or such marketing and sale is otherwise permitted, by the Regulatory Authority of such country.
“First Milestone” means the The First Milestone may not occur more than once.

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“First Milestone Payment” means an amount equal to one hundred ninety percent (190%) of the Paid Product Funding. The First Milestone Payment shall not be payable more than once.
“Governmental Entity” means any: (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and any court, arbitrator or other tribunal); (d) multi-national organization or body; or (e) individual, body or other entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
“Indebtedness” of any Person means any indebtedness for borrowed money, obligation evidenced by a note, bond, debenture or similar instrument, or guarantee of any of the foregoing.
“Initial Purchase Price” is defined in Section 1.2.
“In-License” means any license, settlement agreement or other agreement between the Seller or any of its Affiliates and any Third Party pursuant to which the Seller or any of its Affiliates obtains a license, a covenant not to sue or similar grant of rights to any Patents or other intellectual property rights of such Third Party that is or was necessary or materially useful for the manufacture, use or Commercialization of a Product, including any Existing In-License.
“Intellectual Property Rights” means any and all of the following as they exist throughout the world at any time: (a) the Patent Rights; (b) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing, in each case, used in the marketing and promotion of a Product; (c) copyrights in both published and unpublished works, including all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above, in each case, as specifically related to a Product; (d) rights in research in progress, algorithms, data, databases, data collections, chemical and biological materials (including any compounds, DNA, RNA, clones, vectors, cells and any expression product, progeny, derivatives or improvements thereto), and the results of experimentation and testing, including samples, in each case, as specifically related to a Product; (e) rights in all Know-How related to a Product necessary or materially useful for the manufacture, use or Commercialization of such Product; (f) any and all other intellectual property rights and/or proprietary rights, whether or not patentable, specifically relating to any of the foregoing, as specifically related to a Product; and (g) claims of infringement and misappropriation against Third Parties relating to any of the foregoing.
“Judgment” means any judgment, order, writ, injunction, citation, award or decree of any nature.

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“Know-How” means any and all proprietary or confidential information, know-how and trade secrets, including processes, formulae, models and techniques (but excluding rights in research in progress, algorithms, data, databases, data collections, chemical and biological materials and the results of experimentation and testing).
“Knowledge of the Seller” means the actual knowledge of Vlad Coric, Jim Engelhart, or Donnie McGrath.
“Lien” means any mortgage, lien, pledge, participation interest, charge, adverse claim, security interest, encumbrance or hypothecation of any kind (or other preferential arrangement of any kind in the nature of a security interest).
“Loss” means any and all Judgments, damages, losses, claims, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of counsel; provided, however, that “Loss” shall not include any consequential, punitive, special or incidental damages.
    “Major EU Countries” means.

“Major Market” means any of.
“Marketing Approval” means an NDA or sNDA approved by the FDA, and any corresponding non-U.S. application, registration or certification in a Major Market, necessary or reasonably useful to market a Product, approved by the corresponding non-U.S. Regulatory Authority.
“Material Adverse Effect” means (a) an adverse effect in any material respect on the timing or amount of the Participation Payments or the Milestone Payments or (b) a material adverse effect on (i) a Product, (ii) any of the Intellectual Property Rights, including the Seller Entities’ rights in or to any Intellectual Property Rights, (iii) the timing of any Marketing Approval of a Product, (iv) the legality, validity or enforceability of any provision of this Agreement, (v) the ability of the Seller to perform any of its obligations under this Agreement, (vi) the rights or remedies of the Buyer under this Agreement, or (vii) the business of the Seller and its Affiliates (taken as a whole).

“Milestone Acceleration Option” is defined in Section 1.6(b).
“Milestone Events” means the First Milestone, the Second Milestone and the Third Milestone (each, a “Milestone Event”).
“Milestone Payments” means, collectively, the First Milestone Payment, the Second Milestone Payment and the Third Milestone Payment.
“Minimum Return” means

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“Minimum Return Date” means the date on which Total Payments equal at least the Minimum Return.
“NDA” means a New Drug Application, as defined in the FFDCA and applicable regulations promulgated thereunder by the FDA, or any corresponding non-U.S. application, registration or certification filed with a non-U.S. Regulatory Authority.
“Net Sales” means, with respect to any Product, the amount billed in arm’s-length transactions by Seller, any Affiliate of Seller, or any Permitted Licensee (or such Permitted Licensee’s Affiliates) (each of the foregoing persons and entities, for purposes of this definition, shall be considered a “Related Party”), for sales of such Product to a Third Party, less the sum of the following (to the extent not reimbursed by any Third Party):
(a)discounts (including discounts and discounts),;
(b)credits or allowances;

(c)taxes or duties levied on, absorbed or otherwise imposed on;

(d)any bad debt expense recorded in accordance with GAAP from customers related to sales of a Product;

(e); and

(f).

Net Sales excludes situations.

Such amounts shall be determined consistent with a Related Party’s customary practices and in accordance with GAAP.

It is understood that any accruals for individual items reflected in Net Sales are periodically (at least quarterly) trued up and adjusted by each Related Party consistent with its customary practices and in accordance with GAAP.

Sale or transfer of a Product between any of the Related Parties shall not result in any Net Sales, with Net Sales to be based only on any subsequent sales or dispositions to a non-Related Party. To the extent that any Related Party receives consideration other than or in addition to cash upon the sale or disposition of a Product to a non-Related Party, Net Sales shall be calculated based. For clarity, (i) Net Sales shall not include amounts or other consideration received by a Related Party from a non-Related Party in consideration of the grant of a (sub)license or co-promotion or distribution right to such non-Related Party, provided that such consideration is not in lieu of all or a portion of the transfer price of the Product, (ii) sales to a Third Party distributor, wholesaler, group purchasing organization, pharmacy benefit manager, or retail chain customer shall be considered sales to a non-Related Party and not to a Permitted

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Licensee, (iii) Net Sales by a Related Party to a non-Related Party consignee are not recognized as Net Sales by such Related Party until the non-Related Party consignee sells the Product and (iv) if a Related Party receives in-kind consideration for the sale of the Product, then Net Sales shall be calculated as.

In the case of any Combination Product, Net Sales for such Combination Product shall be calculated. If, on a country-by-country basis, the other active ingredient or ingredients in the Combination Product are not sold separately in said country, Net Sales for the purpose of determining royalties of the Combination Product shall be calculated by. If neither the Product nor the other active ingredient(s) are sold separately in a given country, the parties shall determine Net Sales in accordance with the formulas provided above in this paragraph based on the, the parties shall negotiate in good faith a reasonable adjustment to Net Sales in such country that takes into account the medical contribution to the Combination Product of and all other factors reasonably relevant to the relative value of, the Product(s), on the one hand and all of the other active ingredient(s) collectively, on the other hand, and shall take into account in good faith, if reasonably applicable, any allocations and calculations that may have been made for the same period in other countries.

Should Seller, its Affiliates or Permitted Licensees enter into a Third Party agreement for the purchase of a Product that provides on such Product that are conditioned on pricing terms or conditions for purchase of another product or products owned or controlled by Seller, its Affiliates or Permitted Licensees, as the case may be, then the on such Product under such agreement shall be determined, for purposes of determining Net Sales under this Agreement for a given accounting period, based on under such agreement.

“Nurtec” means, collectively, (a) the product known as Nurtec (rimegepant) that is approved by the U.S. Food and Drug Administration for marketing in the United States pursuant to NDA No. 212728 and.

“Nurtec Participation Payment” means for each calendar quarter during the Term applicable to Nurtec, an amount payable by the Seller to the Buyer equal to 0.4% of Net Sales of Nurtec during such calendar quarter in each country prior to the expiration of the Term for Nurtec in such country.
“Option Exercise Period” means the time period commencing on the date, within the Buy-Back Window, of Seller entering into a definitive agreement to consummate a Change of Control and ending after such date.

“Oral Zavegepant” means Zavegepant via oral delivery for a Migraine Indication.
“Original Transaction” is defined in Section 1.6(a).
“Out-License” means any license or other agreement between the Seller or any of its Affiliates and any Third Party (including any Permitted License with a Third Party) pursuant to which the Seller or any of its Affiliates grants to such Third Party a license or sublicense of,

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covenant not to sue under or other similar rights under any Intellectual Property Right that is necessary or materially useful for the manufacture, use or Commercialization of a Product in order for such Third Party to manufacture, use or Commercialize a Product; provided, however, that “Out-License” shall not include (a) any research licenses; (b) licenses to Distributors; (c) agreements granting non-exclusive rights to Intellectual Property Rights entered into in the ordinary course of business, including manufacturing agreements, material transfer agreements, service agreements and consulting agreements, that, in all cases in this clause (c), do not grant any rights to market, distribute or sell a Product.
“Paid Product Funding” means, as of any date, the Product Funding paid by the Buyer to the Seller as of such date.
“Participation Payments” means the
“Participation Rate” means the sum of all percentages of annual worldwide Net Sales of Zavegepant during a calendar year that are applicable in accordance with the tables below:
(a) if and when then:

Annual Worldwide Net Sales	Participation Rate
Less than or equal to $1,500,000,000	0.75%
Greater than $1,500,000,000	0.50%

(b) if and when then:

Annual Worldwide Net Sales	Participation Rate
Less than or equal to $1,500,000,000	0.75%
Greater than $1,500,000,000	0.50%

(c) if then:

Annual Worldwide Net Sales	Participation Rate
Less than or equal to $1,500,000,000	1.50%
Greater than $1,500,000,000	1.00%

For example,

The percentage royalties provided for under each of (a), (b) and (c) above shall not be applied more than once if

“Patents” means any and all patents and patent applications existing as of the date of this Agreement and all patent applications filed hereafter, including any continuation, continuation-in-part, division, provisional or any substitute applications, any patent issued with respect to any of the foregoing patent applications, any certificate, reissue, reexamination, renewal or patent

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term extension or adjustment (including any supplementary protection certificate) of any such patent or other governmental actions which extend any of the subject matter of a patent, and any substitution patent, confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.
“Patent Rights” means any and all Patents that are
“Permitted License” is defined in Section 5.10(a).
“Permitted Licensee” is defined in Section 5.10(a).
“Permitted Liens” means (a) Liens for Taxes not yet delinquent or Liens for Taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established; (b) Liens in respect of property or assets imposed by law which were incurred in the ordinary course of business, such as supplier’s, carriers’, warehousemen’s, distributors’, wholesaler’s, materialmen’s and mechanic’s Liens and other similar Liens arising in the ordinary course of business which are (i) not delinquent and remain payable without penalty, (ii) subject to a right of set-off, or (iii) being contested in good faith and by appropriate proceedings; (c) non-exclusive licenses to Intellectual Property Rights entered into in the ordinary course of business; (d) licenses, covenants not to sue or other similar rights to Intellectual Property Rights granted by a third party prior to the acquisition of such Intellectual Property Rights by Seller or its Affiliates, (e) any interest of a licensor under any In-License, (f) Liens in the nature of customary rights of set-off in favor of counterparties to contractual agreements in the ordinary course of business, (g) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (h) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Seller or any Affiliate in the ordinary course of business; (i) Liens on specific items of inventory (and the proceeds thereof) of the Seller or any Affiliate securing such obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory in the ordinary course of business; (j) Liens securing or arising out of judgments, decrees, orders, awards or notices of lis pendens and associated rights related to litigation that is not prohibited under this Agreement with respect to which the Seller or any Affiliate shall then be proceeding with an appeal or other proceedings for review, or in respect of which the period within which such appeal or proceedings may be initiated shall not have expired; (k) usual and customary Liens on cash, cash equivalents and securities on deposit incurred to secure obligations arising in the ordinary course of business in respect of treasury, depositary and cash management services, including payment processing services (including automated clearinghouse transfers of funds), business credit card programs, netting services, cash pooling, overdrafts and related liabilities arising therefrom; (l) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction (and any similar liens under the applicable laws under foreign jurisdictions) covering only the items being collected upon; (m) earnest money deposits, escrow and similar arrangements in connection with the acquisition (or disposition) of assets from (or to) Third Parties, and (n) usual and customary deposits of, and Liens on, cash and cash equivalents to secure hedging obligations, letters of credit, banker’s

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acceptances, performance, surety and appeal bonds, statutory obligations, bids, leases, government contracts, trade contracts and other similar obligations (in each case, excluding indebtedness for borrowed money), in each case, incurred in the ordinary course of business.
“Person” means any individual, firm, corporation, company, partnership, limited liability company, trust, joint venture, association, estate, trust, Governmental Entity or other entity, enterprise, association or organization.
“Phase III Clinical Trial” means a pivotal human clinical trial in any country that would satisfy the requirements of 21 C.F.R. § 312.21(c), or its foreign equivalents, that is conducted as part of any of the
“Prime Rate” means the prime rate published by The Wall Street Journal, from time to time, as the prime rate.
“Product Collateral” means the Seller’s and its Affiliates’ rights, title and interests in the Product Rights owned, licensed or otherwise held by the Seller or any of its Affiliates and any proceeds thereof, including all accounts receivable and general intangibles resulting from the sale, license or other disposition of Products by any Seller Entity or its Permitted Licensees; provided, however, that, upon a Change of Control, no Product Rights owned, in-licensed or otherwise held by the acquiring entity (or any of its Affiliates existing prior to such Change of Control or acquired after such Change of Control) as of immediately prior to the closing of such Change of Control (or in the case of an acquired Affiliate, as of immediately prior to the closing of such acquisition) or any Patents claiming priority to any Patents included therein or other Intellectual Property Rights derived from Intellectual Property Rights included therein will be deemed “owned, licensed or otherwise held” for the purposes of this definition.
“Product Funding” means, collectively, the Initial Purchase Price, the
“Product Rights” means any and all of the following, as they exist throughout the world: (a) Intellectual Property Rights, (b) regulatory filings, submissions and approvals with or from any Regulatory Authorities related to the Products, (c) In-Licenses, and (d) Out-Licenses.
“Products” means Nurtec and Zavegepant (each, a “Product”).
“Receiving Party” is defined in Section 7.1.
“Regulatory Authority” means any national or supranational governmental authority, including, without limitation, the FDA or EMA, or any successor agency thereto, that has responsibility in granting a Marketing Approval.
“Related Party” is defined in the definition of Net Sales.
“Remaining Obligations” is defined in Section 5.11.
“Representative” means, with respect to any Person, (a) any direct or indirect member or partner of such Person and (b) any manager, director, trustee, officer, employee, agent, advisor or

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other representative (including attorneys, accountants, consultants, contractors, actual and potential lenders, investors, co-investors and assignees, bankers and financial advisers) of such Person.
“Revenue Participation Report” is defined in Section 5.2(c).
“Revenue Participation and Milestone Right” means the Participation Payments and the Milestone Payments.
    “RPIFT” means RPI Finance Trust, a Delaware statutory trust.

“Safety Failure” means
“Safety Notices” means any recalls, field notifications, market withdrawals, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action issued or instigated by the Seller, any of its Subsidiaries or any Governmental Authority relating to an alleged lack of safety or regulatory compliance of Nurtec.

“SEC” means the Securities and Exchange Commission.
“Second Milestone” means
“Second Milestone Payment” means an amount equal to The Second Milestone Payment shall not be payable more than once.
“Seller” is defined in the preamble.
“Seller Certificate” is defined in Section 4.1(h).
“Seller Entities” means Seller and BPID.
“Seller Indemnified Parties” is defined in Section 6.1(b).
“Series B Preferred Share Purchase Agreement” is defined in Section 1.4.
“sNDA” means a supplemental New Drug Application, as defined in the FFDCA and applicable regulations promulgated thereunder by the FDA, or any corresponding non-U.S. application, registration or certification filed with a non-U.S. Regulatory Authority.
“Subsidiary” means Biohaven Pharmaceuticals, Inc. and any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled (by contract or otherwise) by the Seller directly or indirectly through one or more intermediaries. For purposes hereof, the Seller shall be deemed to control a partnership, limited liability company, association or other business entity if the Seller, directly or indirectly through one or more intermediaries, shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or

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general partner of such partnership, limited liability company, association or other business entity.
“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, abandoned property, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.
“Term” means, on a Product-by-Product and country-by-country basis, the period commencing on the date of the First Commercial Sale of such Product in such country, until the latest of after the First Commercial Sale of such Product in such country, (2) the expiration of the last to expire of the Patent Rights that would be infringed by the manufacture, use, sale, importation or offer for sale in such country of such Product (including by reasons of extensions thereof under applicable laws, including patent term extensions, pediatric exclusivity or supplemental protection certificates or their equivalents in any country), or (3)
“Third Milestone” means. The Third Milestone may only occur once.
“Third Milestone Payment” means an amount equal to. The Third Milestone Payment shall not be payable more than once.
“Third Party” means any Person that is not the Seller or the Seller’s Affiliates or the Buyer or the Buyer’s Affiliates.
“Topping Transaction” is defined in Section 1.6.
“Total Payments” means the aggregate amount of Milestone Payments and Participation Payments paid by the Seller pursuant to this Agreement.
“Zavegepant” means any pharmaceutical product containing the compound identified as BHV-3500
“Zavegepant Participation Payment” means for each calendar quarter during the Term applicable to any version of Zavegepant, an amount payable by the Seller to the Buyer equal to the product of (a) Net Sales of such version of Zavegepant during such calendar quarter in each country prior to the expiration of the Term for such version of Zavegepant in such country and (b) the applicable Participation Rate(s).
Section b.Certain Interpretations
. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

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(1)“either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation”;
(2)“extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;
(3)“hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;
(4)references to a Person are also to its permitted successors and assigns;
(5)definitions are applicable to the singular as well as the plural forms of such terms;
(6)references to an “Article”, “Section” or “Exhibit” refer to an Article or Section of, or an Exhibit to, this Agreement, and references to a “Schedule” refer to the corresponding part of the Disclosure Schedule;
(7)references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; and
(8)references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement.
Section c.Headings
. The table of contents and the descriptive headings of the several Articles and Sections of this Agreement and the Exhibits and Schedules are for convenience only, do not constitute a part of this Agreement and shall not control or affect, in any way, the meaning or interpretation of this Agreement.
Section d.Notices
. All notices and other communications under this Agreement shall be in writing and shall be by email with PDF attachment, facsimile, courier service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 9.4:
If to the Seller, to it at:
Biohaven Pharmaceutical Holding Company Ltd.
234 Church Street, Suite 304
New Haven, Connecticut 06510

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Attention:
Facsimile:
    E-mail:

with a copy to:
Cooley LLP
One Freedom Square
Reston Town Center
11951 Freedom Drive
Reston, VA 20190-5656
Attention:
Facsimile:
    E-mail:

If to the Buyer, to it at:
RPI 2019 Intermediate Finance Trust
c/o RP Management, LLC
110 E. 59th Street, Suite 3300
New York, New York 10022
Attention:
Facsimile:
E-mail:

with a copy to:
Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
Attention:
Facsimile:
Email:

All notices and communications under this Agreement shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) when sent, if sent by facsimile, with an acknowledgement of sending being produced by the sending facsimile machine, (iii) when sent, if by email with PDF attachment, with an acknowledgement of receipt being produced by the recipient’s email account, or (iv) one Business Day following sending within the United States by overnight delivery via commercial one-day overnight courier service.
Section e.Expenses
. Except as otherwise provided herein, all fees, costs and expenses (including any legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and to consummate the transactions contemplated hereby shall be paid by the party hereto incurring such fees, costs and expenses.

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Section f.Assignment
. The Seller may not assign this Agreement, any of its rights or obligations hereunder or any Product Rights, without the Buyer’s prior written consent, except to (i) an Affiliate or Third Party (including without limitation a collaborator or joint venture partner) in connection with the sale or transfer of all or substantially all of the Seller Entities’ business or assets related to all Products (including this Agreement and the Product Rights), whether by merger, sale of assets, license, reorganization or otherwise; provided that, in each case upon closing of any such transaction, the Seller causes such Affiliate or Third Party, as applicable, to deliver a writing to the Buyer in which it assumes all of the obligations of the Seller to the Buyer under this Agreement, and (ii) BPID; provided that BPID shall deliver to Buyer a writing, reasonably acceptable to the Buyer, in which BPID assumes, as a co-obligor, on a joint and several basis with the Seller, all of the obligations of the Seller to Buyer under this Agreement; provided further that, in connection with a Permitted License relating to a Product, the Seller may assign or transfer, without the consent of the Buyer, Marketing Approvals related to such Product, provided that such Marketing Approvals are assigned or transferred back to Seller upon termination of such Permitted License. Buyer may assign this Agreement to any Third Party without Seller’s prior written consent, provided that (a) Buyer causes such assignee to deliver a writing to the Seller in which it assumes all of the obligations of the Buyer to the Seller under this Agreement; and (b) if Buyer assigns this Agreement, or any rights or obligations hereunder, to any entity other than another financial institution, (i) Buyer shall ensure that no information provided by Seller to Buyer pursuant to Section 5.1 will be disclosed or transferred to such assignee, and (ii) if Buyer has transferred its entire interest in the Revenue Participation and Milestone Right to one or more Third Parties, Seller’s obligations pursuant to Section 5.1 shall automatically and irrevocably terminate.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors and assigns.  Any purported assignment in violation of this Section 9.6 shall be null and void.
Section g.Amendment and Waiver.
(9)This Agreement may be amended, modified or supplemented only in a writing signed by each of the parties hereto. Any provision of this Agreement may be waived only in a writing signed by the party hereto granting such waiver.
(10)No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.
Section h.Entire Agreement
. This Agreement, the Exhibits annexed hereto, the Disclosure Schedule, the 2018 Funding Agreement as amended by the 2018 Funding Agreement Amendment and the Series B Preferred Share Purchase Agreement constitute the entire understanding between the parties

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hereto with respect to the subject matter hereof and supersede all other understandings and negotiations with respect thereto.
Section i.No Third Party Beneficiaries
. This Agreement is for the sole benefit of the Seller and the Buyer and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder.
Section j.Governing Law
. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.
Section k.Jurisdiction; Venue.
(11)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND THE BUYER AND THE SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE BUYER AND THE SELLER HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH OF THE BUYER AND THE SELLER HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH NEW YORK STATE AND FEDERAL COURTS. THE BUYER AND THE SELLER AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON THE BUYER OR THE SELLER IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO SECTION 9.4 HEREOF.
(12)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE BUYER AND THE SELLER HEREBY IRREVOCABLY WAIVES, TO THE

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FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
Section l.Severability
. If any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any situation in any jurisdiction, then, to the extent that the economic and legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to either party hereto, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and the enforceability and validity of the offending term or provision shall not be affected in any other situation or jurisdiction.
Section m.Specific Performance
. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other party will be entitled to seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to seek to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each Party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert the defense that a remedy at law would be adequate.
Section n.Counterparts
. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, facsimile or other similar means of electronic transmission, including “PDF,” shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.
Section o.Relationship of the Parties
. The relationship between the Buyer and the Seller is solely that of purchaser and seller, and neither the Buyer nor the Seller has any fiduciary or other special relationship with the other party or any of its Affiliates. This Agreement is not a partnership or similar agreement, and nothing contained herein shall be deemed to constitute the Buyer and the Seller as a partnership, an association, a joint venture or any other kind of entity or legal form for any purposes, including any Tax purposes. The Buyer and the Seller agree that they shall not take any inconsistent position with respect to such treatment in a filing with any Governmental Entity.

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Section p.Set-Off Rights of the Seller
. To the extent the Buyer fails to purchase any Shares (as defined in the Series B Preferred Purchase Agreement), or otherwise fails make any payment in respect of such Shares, in each case when and as required pursuant to the Series B Preferred Purchase Agreement, the Seller may, and is hereby authorized by the Buyer to, at the time of such failure to purchase or pay and so long as any such failure continues, to the fullest extent permitted by applicable laws, set off against the Milestone Payments and/or Participation Payments (whether or not such Milestone Payments or Participation Payments are then due and payable) the full amount of any Additional Closing Purchase Price (as defined in the Series B Preferred Purchase Agreement), or portion thereof, that the Buyer shall have failed to pay pursuant to the Series B Preferred Purchase Agreement. Upon such set-off, the Seller shall promptly notify the Buyer indicating the amount of such set-off and the manner in which such set-off is to be applied to the Milestone Payments and/or Participation Payments.

Section q.Trustee Capacity of Wilmington Trust, National Association
. Notwithstanding anything contained herein to the contrary, it is expressly understood and agreed by the parties hereto that (i) this Agreement is executed and delivered by Wilmington Trust, National Association, not individually or personally but solely in its trustee capacity, in the exercise of the powers and authority conferred and vested in it under the trust agreement of the Buyer, (ii) each of the representations, undertakings and agreements herein made on the part of the Buyer is made and intended not as a personal representation, undertaking and agreement by Wilmington Trust, National Association but is made and intended for the purpose of binding only the Buyer, (iii) nothing herein contained shall be construed as creating any liability on Wilmington Trust, National Association, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto, (iv) Wilmington Trust, National Association has made no investigation as to the accuracy or completeness of any representations and warranties made by the Buyer in this Agreement, and (v) under no circumstances shall Wilmington Trust, National Association be personally liable for the payment of any indebtedness or expenses of the Buyer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Buyer under this Agreement or any related documents.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

SELLER
BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

By:
Name:
Title:

BUYER
RPI 2019 INTERMEDIATE FINANCE TRUST

By:	Wilmington Trust, National Association, not in its individual capacity but solely in its capacity as owner trustee

By:
Name:
Title:

[Signature Page to Funding Agreement]
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Exhibit A

Series B Preferred Share Purchase Agreement

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Exhibit B

2018 Funding Agreement Amendment

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Exhibit C

Cooley Opinion

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Exhibit D

Maples Opinion

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Exhibit E

Form of Report

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Exhibit F

Valuation Procedures

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Schedule A

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